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                       November 9, 2021

       Thomas P. Kelly
       Chief Financial Officer
       Deciphera Pharmaceuticals, Inc.
       200 Smith Street
       Waltham, MA 02451

                                                        Re: Deciphera
Pharmaceuticals, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2020
                                                            Filed February 9,
2021
                                                            File No. 1-38219

       Dear Mr. Kelly:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences